Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410‑4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410‑5230

Karen May
Director, Public Relations
(630) 410‑5457

ULTA BEAUTY ANNOUNCES THIRD QUARTER 2017 RESULTS

Net Sales Increased 18.6%

Comparable Sales Increased 10.3%

Diluted EPS Increased 21.4% to $1.70

Bolingbrook, IL – November 30, 2017 – Ulta Beauty, Inc. (NASDAQ:ULTA) today announced financial results for the thirteen week period (“Third Quarter”) and thirty-nine week period (“First Nine Months”) ended October 28, 2017, which compares to the same periods ended October 29, 2016.

“Our third quarter results clearly demonstrate the strength and distinct advantages of the Ulta Beauty business model,” said Mary Dillon, Chief Executive Officer. “We delivered double digit comparable sales growth,  in spite of a moderation in the growth rate of our largest category - makeup - and meaningful disruption from hurricanes. We flexed our merchandising and marketing plans, leveraged our consumer insights and CRM platform, and worked with our brand partners to create compelling offers for our guests. We also benefitted from the unmatched breadth of beauty categories and products we offer. These levers allowed us to drive significant share gains, continue to rapidly grow our base of loyalty members, and thrive amidst shifting category trends within the beauty industry.”

For the Third Quarter

•

Net sales increased 18.6% to $1,342.2 million from $1,131.2 million in the third quarter of fiscal 2016.  The Company estimates that Hurricanes Harvey and Irma resulted in approximately $14 million in lost sales;

•

Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 10.3% compared to an increase of 16.7% in the third quarter of fiscal 2016. The 10.3% comparable sales increase was driven by 6.0%  transaction growth and 4.3% growth in average ticket.  The Company estimates that Hurricanes Harvey and Irma resulted in approximately 100 basis points of negative impact to comparable stores sales in the third quarter of fiscal 2017;

•	Retail comparable sales increased 6.6%, including salon comparable sales growth of 3.8%;
•	Salon sales increased 10.8% to $66.9 million from $60.4 million in the third quarter of fiscal 2016;
•	E-commerce sales grew 62.9% to $119.8 million from $73.6 million in the third quarter of fiscal 2016, representing 370 basis points of the total company comparable sales increase of 10.3%;
•	Gross profit as a percentage of net sales decreased 110 basis points to 36.7% from 37.8% in the third quarter of fiscal 2016, due to deleverage in merchandise margins;
•

Selling, general and administrative (SG&A) expenses as a percentage of net sales decreased 90 basis points to 23.9%, compared to 24.8% in the third quarter of fiscal 2016, due to leverage in corporate overhead and variable store expenses attributed to cost efficiencies and higher sales volume, partially offset by investments in store labor to support our growth initiatives and charges related to the hurricanes;

•

Pre-opening expenses increased to $9.7 million, compared to $6.9 million in the third quarter of fiscal 2016. Real estate activity in the third quarter of fiscal 2017 included 48 new stores, two relocations and five remodels compared to 42 new stores, one relocation and six remodels in the third quarter of fiscal 2016;

•	Operating income increased 16.5% to $162.7 million, or 12.1% of net sales, compared to $139.7 million, or 12.4% of net sales, in the third quarter of fiscal 2016;
•

Tax rate decreased to 35.8% compared to 37.4% in the third quarter of fiscal 2016. The decrease was primarily due to the adoption of a new accounting standard at the beginning of this fiscal year for employee share-based payments, and income tax credits;

•	Net income increased 19.5% to $104.6 million compared to $87.6 million in the third quarter of fiscal 2016; and
•

Income per diluted share increased 21.4% to $1.70,  including a benefit of $0.04 due to a lower tax rate, a benefit of $0.03 due to a lower share count, offset by approximately $0.08 due to the impact of Hurricanes Harvey and Irma in the quarter, compared to $1.40 in the third quarter of fiscal 2016.

For the First Nine Months

•	Net sales increased 20.5% to $3,946.9 million from $3,274.2 million in the first nine months of fiscal 2016;
•

Comparable sales increased 12.1% compared to an increase of 15.4% in the first nine months of fiscal 2016. The 12.1% comparable sales increase was driven by 6.9% transaction growth and 5.2% growth in average ticket;

•	Retail comparable sales increased 8.6%, including salon comparable sales growth of 7.1%;
•	Salon sales increased 14.3% to $203.7 million from $178.2 million in the first nine months of fiscal 2016;

•

E-commerce comparable sales grew 68.2% to $320.4 million from $190.5 million in the first nine months of fiscal 2016, representing 350 basis points of the total company comparable sales increase of 12.1%;

•	Gross profit as a percentage of net sales decreased 30 basis points to 36.4% from 36.7% in the first nine months of fiscal 2016;
•

SG&A expenses as a percentage of net sales decreased 60 basis points to 22.5% compared to 23.1% in the first nine months of fiscal 2016, due to leverage in corporate overhead and variable store expenses attributed to cost efficiencies and higher sales volume, partially offset by investments in store labor to support our growth initiatives;

•

Pre-opening expenses increased to $20.0 million, compared to $14.2 million in the first nine months of 2016. Real estate activity in the first nine months of 2017 included 86 new stores, five relocations and 10 remodels compared to 79 new stores, two relocations and 11 remodels in the first nine months of fiscal 2016;

•	Operating income increased 23.3% to $530.9 million, or 13.5% of net sales, compared to $430.6 million, or 13.2% of net sales, in the first nine months of fiscal 2016;
•

Tax rate decreased to 34.8% compared to 37.5% in the first nine months of fiscal 2016. The decrease was primarily due to the adoption of a new accounting standard at the beginning of this fiscal year for employee shared-based payments;

•	Net income increased 28.8% to $347.1 million compared to $269.5 million in the first nine months of fiscal 2016; and
•

Income per diluted share increased 30.4% to $5.58,  including a benefit of $0.20 due to a lower tax rate, a benefit of $0.07 due to a lower share count, offset by approximately $0.08 due to the impact of Hurricanes Harvey and Irma, compared to $4.28 in the first nine months of fiscal 2016.

Balance Sheet

Merchandise inventories at the end of the third quarter of fiscal 2017 totaled $1,349.7 million, compared to $1,137.0 million at the end of the third quarter of fiscal 2016, representing an increase of $212.7 million.  Average inventory per store increased 6.5% compared to the third quarter of fiscal 2016.  The increase in inventory was driven by 109 net new stores, the opening of the Dallas, Texas distribution center, investments in inventory to ensure high in-stock levels to support sales growth, and incremental inventory for new brands and the expansion of certain prestige brands.

The Company ended the third quarter of fiscal 2017 with $106.8 million in cash and short-term investments.

Share Repurchase Program

During the third quarter of fiscal 2017, the Company repurchased 590,861 shares of its stock at a cost of $131.7 million. Year to date fiscal 2017, the Company has repurchased 1,237,949 shares at a cost of $309.8 million.  As of October 28, 2017, $136.4 million remained available under the $425.0 million share repurchase program announced in March 2017.

Store Expansion

During the third quarter of fiscal 2017, the Company opened 48 stores located in Arvada, CO; Bartlesville, OK; Baxter, MN; Benton, AR; Bloomington, IN; Bloomington, MN; Brighton,

CO; Broken Arrow, OK; Brooklyn, NY; Cedar Knolls, NJ; City of Industry, CA; Columbus, OH; Coralville, IA; Creve Coeur, MO; DeWitt, NY; Evergreen Park, IL; Franklin, IN; Fresno, CA; Great Falls, MT; Greenfield, WI; Hopkinsville, KY; Hot Springs, AR; Johnstown, CO; Lansing, MI; Lebanon, PA; Manhattan, KS; Moscow, ID; Mundelein, IL; New York, NY; Niles, IL; Oak Ridge, TN; Philadelphia, PA (1); Philadelphia, PA (2); Plant City, FL; Plover, WI; Pompano Beach, FL; Pooler, GA; Portland, OR; Sacramento, CA; Salina, KS; Spanish Fork, UT; St. Cloud, FL; St. Louis, MO; Thousand Oaks, CA; Vallejo, CA; Wenatchee, WA; Yonkers, NY; and Yuba City, CA. The Company ended the third quarter of fiscal 2017 with 1,058 stores and square footage of 11,140,819, representing a 11.3% increase in square footage compared to the third quarter of fiscal 2016.

Outlook

For the fourth quarter of fiscal 2017, the Company currently expects net sales in the range of $1,926 million to $1,959 million, compared to actual net sales of $1,580.6 million in the fourth quarter of fiscal 2016. Comparable sales for the fourth quarter of 2017, including e-commerce sales, are expected to increase 8% to 10%. The Company reported a comparable sales increase of 16.6% in the fourth quarter of 2016.

Income per diluted share for the fourth quarter of fiscal 2017 is estimated to be in the range of $2.73 to $2.78. This assumes a tax rate of 37.4% and excludes any impact of the new accounting standard for share-based payments. This compares to income per diluted share for the fourth quarter of fiscal 2016 of $2.24.

The Company is reaffirming its previously announced fiscal 2017 guidance. The Company plans to:

•	achieve comparable sales growth of approximately 10% to 11%, including the impact of the e-commerce business;
•	grow e-commerce sales in the 50% to 60% range;
•	open approximately 100 new stores;
•	remodel 11 locations and relocate 7 stores;
•

deliver earnings per share growth in the high twenties percentage range.  This includes the impact of the 53rd week, the impact of approximately $370 million in share repurchases, and the impact of the tax rate benefit recorded year to date, and excludes any tax rate impact from the new accounting standard related to share-based payment for the rest of the year and the impact of Hurricanes Harvey and Irma; and

•

incur capital expenditures in the $450 million range in fiscal 2017, compared to prior guidance of $460 million and 2016 capital expenditures of $374 million. The fiscal 2017 increase in capital expenditures includes approximately $80 million to fund prestige brand expansions.

Conference Call Information

A conference call to discuss third quarter of fiscal 2017 results is scheduled for today, November 30, 2017, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time.  Investors and analysts interested in participating in the call are invited to dial (877) 705‑6003.  The conference call will also be webcast live at http://ir.ultabeauty.com.  A replay of the webcast will remain available for 90 days.

A replay of the conference call will be available until 11:59 p.m. ET on December 14,  2017 and can be accessed by dialing (844) 512‑2921 and entering conference ID number 13673551.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services.  Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty. All in One Place.™  The Company offers more than 20,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label.  Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services.  Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading Ultamate Rewards loyalty program.  As of October 28, 2017, Ulta Beauty operates 1,058 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials and social content.  For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance.  You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words.  Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved.  Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; weather conditions that could negatively impact sales; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; customer acceptance of our rewards program and technological and marketing initiatives; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10‑K for the fiscal year ended January 28, 2017, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10‑Q.  Our filings with the SEC are available at www.sec.gov.  Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended		13 Weeks Ended
	October 28,		October 29,
	2017		2016
	(Unaudited)		(Unaudited)
Net sales	$1,342,181	100.0%	$1,131,232	100.0%
Cost of sales	849,053	63.3%	704,179	62.2%
Gross profit	493,128	36.7%	427,053	37.8%

Selling, general and administrative expenses	320,729	23.9%	280,464	24.8%
Pre-opening expenses	9,732	0.7%	6,928	0.6%
Operating income	162,667	12.1%	139,661	12.4%
Interest income, net	(316)	0.0%	(211)	0.0%
Income before income taxes	162,983	12.1%	139,872	12.4%
Income tax expense	58,338	4.3%	52,310	4.6%
Net income	$104,645	7.8%	$87,562	7.7%

Net income per common share:
Basic	$1.71		$1.40
Diluted	$1.70		$1.40

Weighted average common shares outstanding:
Basic	61,299		62,371
Diluted	61,630		62,692

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	39 Weeks Ended		39 Weeks Ended
	October 28,		October 29,
	2017		2016
	(Unaudited)		(Unaudited)
Net sales	$3,946,914	100.0%	$3,274,163	100.0%
Cost of sales	2,508,452	63.6%	2,071,842	63.3%
Gross profit	1,438,462	36.4%	1,202,321	36.7%

Selling, general and administrative expenses	887,601	22.5%	757,568	23.1%
Pre-opening expenses	19,989	0.5%	14,159	0.4%
Operating income	530,872	13.5%	430,594	13.2%
Interest income, net	(1,209)	0.0%	(774)	0.0%
Income before income taxes	532,081	13.5%	431,368	13.2%
Income tax expense	185,020	4.7%	161,826	4.9%
Net income	$347,061	8.8%	$269,542	8.2%

Net income per common share:
Basic	$5.62		$4.30
Diluted	$5.58		$4.28

Weighted average common shares outstanding:
Basic	61,778		62,625
Diluted	62,198		62,932

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	October 28,	January 28,	October 29,
	2017	2017	2016
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,787	$385,010	$133,108
Short-term investments	60,000	30,000	110,000
Receivables, net	82,934	88,631	65,708
Merchandise inventories, net	1,349,714	943,975	1,137,023
Prepaid expenses and other current assets	101,403	88,621	85,611
Prepaid income taxes	5,450	—	7,015
Total current assets	1,646,288	1,536,237	1,538,465

Property and equipment, net	1,172,682	1,004,358	1,001,938
Deferred compensation plan and other assets	15,903	11,283	10,798
Total assets	$2,834,873	$2,551,878	$2,551,201

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$447,293	$259,518	$425,071
Accrued liabilities	266,435	260,854	229,569
Accrued income taxes	984	8,971	—
Total current liabilities	714,712	529,343	654,640

Deferred rent	400,477	366,191	361,667
Deferred income taxes	78,647	86,498	62,669
Other long-term liabilities	24,986	19,628	20,141
Total liabilities	1,218,822	1,001,660	1,099,117

Commitments and contingencies

Total stockholders’ equity	1,616,051	1,550,218	1,452,084
Total liabilities and stockholders’ equity	$2,834,873	$2,551,878	$2,551,201

Exhibit 4

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	October 28,	October 29,
	2017	2016
	(Unaudited)
Operating activities
Net income	$347,061	$269,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	187,710	151,014
Deferred income taxes	(7,851)	3,142
Non-cash stock compensation charges	17,898	14,203
Excess tax benefits from stock-based compensation	—	(9,001)
Loss on disposal of property and equipment	5,707	6,822
Change in operating assets and liabilities:
Receivables	5,697	(716)
Merchandise inventories	(405,739)	(375,230)
Prepaid expenses and other current assets	(12,782)	(13,063)
Income taxes	(13,437)	(10,716)
Accounts payable	187,775	228,897
Accrued liabilities	(18,721)	11,247
Deferred rent	34,286	39,878
Other assets and liabilities	1,489	6,999
Net cash provided by operating activities	329,093	323,018

Investing activities
Purchases of short-term investments	(240,000)	(60,000)
Proceeds from short-term investments	210,000	80,000
Purchases of property and equipment	(337,639)	(281,203)
Net cash used in investing activities	(367,639)	(261,203)

Financing activities
Repurchase of common shares	(309,767)	(296,994)
Stock options exercised	14,849	16,188
Purchase of treasury shares	(4,208)	(2,742)
Excess tax benefits from stock-based compensation	—	9,001
Debt issuance costs	(551)	—
Net cash used in financing activities	(299,677)	(274,547)

Net decrease in cash and cash equivalents	(338,223)	(212,732)
Cash and cash equivalents at beginning of period	385,010	345,840
Cash and cash equivalents at end of period	$46,787	$133,108

Exhibit 5

2017 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2017	quarter	quarter	quarter	at end of the quarter
1st Quarter	974	18	2	990
2nd Quarter	990	20	0	1,010
3rd Quarter	1,010	48	0	1,058

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2017	the quarter	quarter	during the quarter	quarter
1st Quarter	10,271,184	184,833	22,832	10,433,185
2nd Quarter	10,433,185	198,289	0	10,631,474
3rd Quarter	10,631,474	509,345	0	11,140,819